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                                                                    EXHIBIT 2.1
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                      AGREEMENT AND PLAN OF REORGANIZATION

                                TABLE OF CONTENTS


                                                                        Page

1.  THE MERGER                                                              1
         1.1 The Merger                                                     1
         1.2 Merger Consideration                                           1
         1.3 Effective Time                                                 2
         1.4 Effects of the Merger                                          2
         1.5 Name; Articles of Incorporation; Bylaws                        2
         1.6 Directors and Officers                                         2
         1.7 Supplementary Action                                           2
         1.8 Tax Consequences                                               3
         1.9 Closing                                                        3
         1.10  Closing Deliveries                                           3
         1.11  Purchase Price Adjustment                                    5
         1.12  Registration Rights Agreement                                7

2.  REPRESENTATIONS AND WARRANTIES OF TWC SHAREHOLDERS                      8
         2.1 Organization and Good Standing                                 8
         2.2 Authority; No Conflict                                         8
         2.3 Capitalization                                                 9
         2.4 Financial Statements                                          10
         2.5 Books and Records                                             10
         2.6 Title to Properties; Encumbrances                             10
         2.7 Condition and Sufficiency of Assets                           11
         2.8 Accounts Receivable                                           11
         2.9 Inventory                                                     11
         2.10  No Undisclosed Liabilities                                  12
         2.11  Taxes                                                       12
         2.12  No Material Adverse Change                                  13
         2.13  Employee Benefits                                           13
         2.14  Compliance with Legal Requirements; Governmental
               Authorizations                                              15
         2.15  Legal Proceedings; Orders                                   16
         2.16  Absence of Certain Changes and Events.                      17
         2.17  Contracts; No Defaults                                      18
         2.18  Insurance.                                                  18
         2.19  Environmental Matters                                       19
         2.20  Employees                                                   19
         2.21  Labor Disputes; Compliance                                  19
         2.22  Intellectual Property                                       20
         2.26  Relationships with Related Persons                          21
         2.27  Bank Accounts.                                              21
         2.28  Additional Tax Matters                                      21
         2.29  Brokers or Finders                                          22
         2.31  Disclosure                                                  24

3.  REPRESENTATIONS AND WARRANTIES OF ANICOM AND MERGER SUB                24
         3.1 Organization and Good Standing.                               24
         3.2 Authority; No Conflict                                        24
         3.3 Capitalization                                                25
         3.4 SEC Filings                                                   25
         3.5 Financial Statements                                          25
         3.6 No Undisclosed Liabilities                                    26
         3.8 Certain Proceedings                                           26
         3.9 No Material Adverse Change                                    26
         3.10  Brokers or Finders                                          27
         3.11  Contracts; No Defaults                                      27
         3.12  Environmental Matters                                       27
         3.13  Customers                                                   27
         3.14  Suppliers                                                   27
         3.15  Merger                                                      27
         3.16  Disclosure                                                  28
         3.17  Additional Tax Matters                                      28

4.  TWC SHAREHOLDERS' COVENANTS                                            29
         4.1 Access and Investigation                                      29
         4.2 Operation of the Businesses of TWC                            29
         4.3 Negative Covenant                                             30
         4.4 Required Approvals                                            30
         4.5 Notification                                                  30
         4.6 Best Efforts.                                                 30
         4.7 TWC Guaranties                                                30
         4.8 Officer's Certificate                                         31
         4.9 ERISA Matters                                                 31

5.  COVENANTS OF ANICOM AND MERGER SUB                                     31
         5.1 Access and Investigation                                      31
         5.2 Operation of the Businesses of Anicom                         31
         5.3 Notification                                                  31
         5.4 Approvals of Governmental Bodies                              32
         5.5 Best Efforts                                                  32
         5.6 Goodstein Guaranties                                          32
         5.7 Listing of Purchase Shares                                    32
         5.8 TWC Employees                                                 32

6.  CONDITIONS PRECEDENT TO ANICOM'S AND MERGER SUB'S OBLIGATION TO CLOSE  32
         6.1 Accuracy of Representations                                   32
         6.2 TWC Shareholders' Performance                                 33
         6.3 Consents                                                      33
         6.4 No Proceedings                                                33
         6.5 No Claim Regarding Stock Ownership or Sale Proceeds           33
         6.6 No Prohibition                                                33
         6.7 Tax Opinion                                                   33
         6.8 No Material Adverse Change                                    34
         6.9 HSR Act                                                       34

7.  CONDITIONS PRECEDENT TO TWC SHAREHOLDERS' OBLIGATION TO CLOSE          34
         7.1 Accuracy of Representations.                                  34
         7.2 Merger Sub's Performance                                      34
         7.3 No Proceedings                                                34
         7.4 Tax Opinion                                                   34
         7.5 No Material Adverse Change                                    34
         7.6 HSR Act                                                       35
         7.7 Registration Statement                                        35
         7.8 Release Under The Goodstein Guaranties                        35
         7.9 Purchase of Vertex Technologies, Inc. Inventory               35

8.  TERMINATION                                                            35
         8.1 Termination Events                                            35
         8.2 Effect of Termination                                         36

9.  POST-CLOSING COVENANTS                                                 36
         9.1 Tax Compliance                                                36
         9.2 Waiver of Pre-Existing Condition Limitations                  36
         9.3 VTX/Vertex Inventory                                          36
         9.4 Transfer of Insurance Coverage                                36

10. INDEMNIFICATION; REMEDIES                                              37
         10.1  Survival                                                    37
         10.2  Indemnification and Reimbursement by TWC Shareholders       37
         10.3  Indemnification and Reimbursement by Anicom and Merger Sub  37
         10.4  Procedure for Indemnification -- Third Party Claims         37
         10.5  Procedure for Indemnification -- Other Claims.              39
         10.6  Escrow.                                                     39
         10.7  Minimum Threshold.                                          39
         10.8  Cap on Indemnity.                                           39
         10.9  Other Limitations.                                          39
         10.10 Applicability to Palazzolo                                  39

11. DEFINITIONS                                                            40
           "Best Efforts"                                                  40
           "Breach"                                                        40
           "Code"                                                          40
           "Consent"                                                       40
           "Contemplated Transactions"                                     40
           "Contract"                                                      40
           "Debt"                                                          40
           "Encumbrance"                                                   41
           "ERISA"                                                         41
           "Escrow Agent"                                                  41
           "Facilities"                                                    41
           "Fair Market Value"                                             41
           "Governmental Authorization"                                    41
           "Governmental Body"                                             41
           "Hazardous Substance"                                           41
           "IRS"                                                           42
           "Legal Requirement"                                             42
           "Material Adverse Effect"                                       42
           "Order"                                                         42
           "Ordinary Course of Business"                                   42
           "Organizational Documents"                                      42
           "Person"                                                        43
           "Proceeding"                                                    43
           "Proprietary Rights"                                            43
           "Related Person"                                                43
           "Representative"                                                44
           "Securities Act"                                                44
           "Tax"                                                           44
           "Tax Return"                                                    44
           "Threatened"                                                    44
           "VTX/Vertex Bankruptcy Proceedings"                             44
           "VTX/Vertex Transactions"                                       44

12. GENERAL PROVISIONS                                                     44
         12.1  Expenses                                                    44
         12.2  Notices                                                     45
         12.3  Further Assurances                                          45
         12.4  Waiver                                                      46
         12.5  Entire Agreement and Modification                           46
         12.6  Assignments, Successors, and No Third-Party Rights          46
         12.7  Severability                                                46
         12.9  Section Headings, Construction                              46
         12.10 Confidentiality of Agreements                               46
         12.11 Governing Law                                               46
         12.12 Counterparts                                                47
         12.13 No Strict Construction                                      47

                                                                        Page


       1996 Financial Statements                                           10
        Accounts Receivable                                                11
        Act                                                                23
        Agreement                                                           1
        Anicom                                                              1
        Anicom SEC Reports                                                 25
        Approved Transactions                                               6
        Arbitration Notice                                                  7
        Average Trading Price                                               1
        Basket                                                             39
        Best Efforts                                                       40
        Breach                                                             40
        C&L Letter                                                          5
        Cap                                                                39
        Cash Payment                                                        1
        CERCLA                                                             19
        Claim                                                              37
        Closing                                                             3
        Closing Balance Sheet                                               6
        Closing Date                                                        3
        Closing Deliveries                                                  3
        Code                                                               40
        Competing Business                                                 21
        Consent                                                            40
        Contemplated Transactions                                          40
        Contract                                                           40
        Damages                                                            37
        Debt                                                               40
        Delaware Law                                                        1
        Effective Time                                                      2
        Employment Agreements                                               4
        Encumbrance                                                        41
        Environmental Laws                                                 19
        ERISA                                                              41
        Escrow Agent                                                       41
        Escrow Agreement                                                    3
        Facilities                                                         41
        Fair Market Value                                                  41
        Financial Statements                                               10
        First Person                                                       15
        Four Goodys                                                         4
        GAAP                                                               10
        Goodstein                                                           1
        Goodstein Guaranties                                               32
        Goodstein's Closing Documents                                       3
        Governmental Authorization                                         41
        Governmental Body                                                  41
        Hazardous Substance                                                41
        HSR Act                                                             9

        Indemnified Persons                                                37
        Independent Accounting Firm                                         7
        Information                                                        22
        Insurance Policies                                                 18
        Interim Financial Statements                                       10
        IRS                                                                42
        Knowledge                                                          42
        Leases                                                              4
        Legal Requirement                                                  42
        Material Adverse Effect                                            42
        Material Contracts                                                 18
        Merger                                                              1
        Merger Consideration                                                1
        Merger Documents                                                    2
        Merger Sub                                                          1
        Merger Sub's Closing Documents                                      4
        New York Law                                                        1
        Order                                                              42
        Ordinary Course of Business                                        42
        Organizational Documents                                           42
        Outstanding Shares                                                 25
        Palazzolo                                                           1
        Permitted Termination                                              35
        Person                                                             43
        Proceeding                                                         43
        Proprietary Rights                                                 43
        Purchase Shares                                                     1
        RCRA                                                               19
        Registration Rights Agreement                                       7
        Related Person                                                     43
        Representative                                                     44
        Scheduled Plans                                                    13
        Securities Act                                                     44
        September Balance Sheet                                            10
        Submitting Party                                                    7
        Surviving Corporation                                               1
        Tax                                                                44
        Tax Return                                                         44
        Termination Fees                                                    6
        Threatened                                                         44
        TW Cable                                                           30
        TWC                                                                 1
        TWC Guaranties                                                     30
        TWC Shareholders                                                    1
        TWC Shareholders' Closing Documents                                 3
        TWC Shares                                                          1
        Vertex Asset Purchase Agreement                                    35
        VTX Inventory                                                      36
        VTX/Vertex                                                          5
        VTX/Vertex Bankruptcy Proceedings                                  44
        VTX/Vertex Transactions                                            44

                                Index of Exhibits

Exhibit A:           Escrow Agreement
Exhibit B:           Opinion of Counsel to TWC and TWC Shareholders
Exhibit C-1:         Goodstein Employment Agreement
Exhibit C-2:         Palazzolo Employment Agreement
Exhibit C-3:         Craig Goodstein Employment Agreement
Exhibit D:           Form of Lease Term Sheet
Exhibit E:           Opinion of Counsel to Anicom and Merger Sub
Exhibit F:           Registration Rights Agreement
Exhibit G:           Ron Martyn Employment Agreement

                               Index of Schedules

Schedule 2.1(a)       TWC Organization and Good Standing
Schedule 2.1(c)       TWC Directors and Officers
Schedule 2.2          Required Consents
Schedule 2.3          Capitalization
Schedule 2.6          Title to Properties; Encumbrances
Schedule 2.8          Accounts Receivable
Schedule 2.10         Undisclosed Liabilities
Schedule 2.11         Taxes
Schedule 2.13         Employee Benefits
Schedule 2.14(a)      Compliance with Legal Requirements
Schedule 2.14(b)      Governmental Authorizations
Schedule 2.15         Legal Proceedings
Schedule 2.16         Absence of Certain Changes and Events
Schedule 2.17         Material Contents
Schedule 2.18         Insurance
Schedule 2.19         Environmental Matters
Schedule 2.20         Employees
Schedule 2.21         Labor Disputes
Schedule 2.22         Intellectual Property
Schedule 2.23         Customers
Schedule 2.26         Related Party Transactions
Schedule 2.27         Bank Accounts
Schedule 2.30         Investor Representation Information
Schedule 3.3          Anicom Capitalization
Schedule 3.12         Environmental Matters
Schedule 4.7          TWC Guaranties
Schedule 5.6          Goodstein Guaranties
Schedule 6.3          Non-Required Consents

Anicom, Inc. agrees to furnish supplementally to the Securities Exchange Commission, upon request, a copy of any omitted exhibit or schedule to this Agreement.

                      AGREEMENT AND PLAN OF REORGANIZATION


This AGREEMENT AND PLAN OF REORGANIZATION (this " Agreement") is made and entered into as of November 24, 1997 by and among ANICOM, INC., a Delaware corporation (" Anicom"), TWC ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Anicom (" Merger Sub"), TW COMMUNICATION CORPORATION, a New York corporation (" TWC"), Edward Goodstein, a shareholder holding 23 shares of common stock of TWC (" Goodstein"), and Carl G. Palazzolo, the Chief Financial Officer of TWC to whom it is anticipated that .4395 shares of common stock of TWC will be issued by TWC immediately prior to the Closing (" Palazzolo" and, together with Goodstein, " TWC Shareholders"). Capitalized terms that are not otherwise defined in this Agreement are defined in Section 11 of this Agreement.

The Boards of Directors of each of Anicom, Merger Sub and TWC, and TWC Shareholders, as the sole shareholders of TWC, believe that it is in the best interests of each corporation and their respective stockholders that TWC and Merger Sub combine into a single company through the merger of Merger Sub with and into TWC (the " Merger") and, in furtherance thereof, have approved the Merger.

For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(2)(E) of the Code.

The parties, intending to be legally bound, agree as follows:

1. THE MERGER

1.1 The Merger . At the Effective Time (as defined in Section 1.3) and subject to the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporate Law (" Delaware Law") and the Business Corporation Law of the State of New York (" New York Law"), Merger Sub shall be merged with and into TWC, the separate corporate existence of Merger Sub shall cease and TWC shall continue as the surviving corporation. TWC, as the surviving corporation after the merger, is hereinafter sometimes referred to as the " Surviving Corporation".

1.2 Merger Consideration . At the Effective Time, by virtue of the Merger and without any action on the part of Anicom, Merger Sub, TWC or TWC Shareholders, each share of the common stock, no par value, of TWC (" TWC Shares") will be cancelled and extinguished and will be converted automatically into the right to receive a pro rata portion of the aggregate merger consideration (the " Merger Consideration") of $16,000,000, payable as follows: (a) $3,000,000 in cash (the " Cash Payment") at the Closing; and (b) $13,000,000 in the form of shares of Anicom's common stock (the " Purchase Shares") to be determined based upon the average closing price of Anicom's common stock on the Nasdaq National Market for the ten trading days ending on the second trading day prior to the date of this Agreement (" Average Trading Price").

1.3 Effective Time . Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing on the Closing Date the certificates of merger and any other documents required to be filed with the Secretary of State of either Delaware or New York (the " Merger Documents") in order to cause the Merger to become effective under Delaware and New York Law as of 5:00 p.m., Delaware time, on December 4, 1997 or as soon thereafter as is practicable (the " Effective Time").

1.4 Effects of the Merger . At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law and New York Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of TWC and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of TWC and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

1.5 Name; Articles of Incorporation; Bylaws .

(a) The name of the Surviving Corporation will be TW Communication Corporation.

(b) The Certificate of Incorporation of TWC, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation as of and following the Effective Time, until thereafter amended.

(c) The Bylaws of TWC, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation as of and following the Effective Time, until thereafter amended.

1.6 Directors and Officers . The directors of Merger Sub shall remain the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub shall remain the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

1.7 Supplementary Action . If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of TWC, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of TWC, in the name of and on behalf of TWC, to execute and deliver any and all things reasonably necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

1.8 Tax Consequences . It is intended by the parties hereto that the Merger shall constitute a reorganization under Section 368(a)(2)(E) of the Code.

1.9 Closing . The closing of the Merger (" Closing") provided for in this Agreement will take place at the offices of Bryan Cave LLP, counsel to TWC and TWC Shareholders, at 245 Park Avenue, New York, New York 10167, at 10:00 a.m. (local time) on December 4, 1997 or as soon thereafter as is practicable (the " Closing Date"). Subject to the provisions of Section 8, failure to consummate the transactions provided for in this Agreement on the Closing Date will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

1.10 Closing Deliveries . At the Closing, each of the parties shall deliver the items described below (the " Closing Deliveries").

(a) TWC Shareholders shall deliver, or cause to be delivered, the following items (" TWC Shareholders ' Closing Documents");

(i) certificates representing the TWC Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Anicom;

(ii) an escrow agreement, substantially in the form of Exhibit A, executed by TWC Shareholders (the " Escrow Agreement");

(iii) a certificate executed by TWC Shareholders to the effect that (A) their representations and warranties in this Agreement were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Schedules hereto that were delivered by TWC Shareholders to Anicom prior to the Closing Date in accordance with Section 4.5) and (B) TWC Shareholders have performed and complied in all material respects with all covenants and conditions required to be performed or complied with by them prior to or at the Closing;

(iv) a certified copy of resolutions adopted by TWC Shareholders, as the sole shareholders of TWC, and TWC's Board of Directors authorizing execution of this Agreement and consummation of the Contemplated Transactions;

(v) a Good Standing Certificate for TWC from each state in which TWC is authorized to do business (except Puerto Rico, which will be delivered as soon after the Closing as is reasonably practicable;

(vi) a copy of TWC's Articles of Incorporation and all amendments thereto, certified by the Secretary of State of New York, and a copy of TWC's Bylaws, and all amendments thereto, certified by the Secretary of TWC;

(vii) an opinion of Bryan Cave, legal counsel to TWC and TWC Shareholders, substantially in the form of Exhibit B;

(viii) executed copies of the Merger Documents;

(ix) an employment agreement, substantially in the form of Exhibit C-1, between Anicom and Goodstein, executed by Goodstein; an employment agreement, substantially in the form of Exhibit C-2, between Anicom and Palazzolo, executed by Palazzolo; and an employment agreement, substantially in the form of Exhibit C-3, between Anicom and Craig Goodstein, executed by Craig Goodstein (collectively, the " Employment Agreements"); and

(x) a lease agreement between Four Goodys Associates, L.P. (" Four Goodys") and Anicom with respect to the Facility located at 81 Executive Boulevard, Farmingdale, New York, executed by Four Goodys, and a lease agreement between a Missouri limited liability company controlled by Phyllis Goodstein and Anicom with respect to the Facility located in O'Fallon, Missouri, executed by such Missouri limited liability company, in each case in such form as may be mutually agreeable to the parties thereto and on substantially the same terms and conditions set forth on Exhibit D (together, the " Leases").

(b) Merger Sub shall deliver the following items (" Merger Sub's Closing Documents"):

(i) the Cash Payment by wire transfer of funds to accounts designated by TWC Shareholders;

(ii) stock certificates representing the Purchase Shares;

(iii) a certificate executed by Anicom to the effect that (A) except as otherwise stated in such certificate, each of Anicom's and Merger Sub's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date and (B) each of Anicom and Merger Sub has performed and complied in all material respects with all covenants and conditions required to be performed or complied with by it prior to or at the Closing;

(iv) the Escrow Agreement executed by Anicom and the Escrow Agent;

(v) a certified copy of resolutions adopted by each of Anicom's and Merger Sub's Board of Directors authorizing execution of this Agreement and consummation of the Contemplated Transactions;

(vi) an opinion of Katten Muchin & Zavis, legal counsel to Anicom, substantially in the form of Exhibit E;

(vii) executed copies of the Merger Documents;

(viii) the Employment Agreements, executed by Anicom;

(ix) the Leases, executed by Anicom; and

(x) a comfort letter from Coopers & Lybrand L.L.P., dated the effective date of the Registration Statement under the Securities Act and exclusive of any agreed upon procedures regarding any specific financial or statistical information, with respect to Anicom's unaudited consolidated financial statements for the nine (9) month period ended September 30, 1997 incorporated by reference in the Registration Statement and in form and substance otherwise customary for registration statements of a similar nature .

(c) Anicom, Merger Sub, TWC Shareholders and TWC shall also deliver to the other parties such other documents, instruments, certificates, and opinions as may be required by this Agreement or as otherwise necessary to consummate the Contemplated Transactions.

1.11 Purchase Price Adjustment .

(a) Balance Sheet Assumptions. The calculation of the Merger Consideration was based upon the assumption that, as calculated in good faith and on a basis consistent with the 1996 Financial Statements:

(1) TWC will have a ratio of total Debt to stockholders' equity as of December 1, 1997 (calculated without giving effect to any of the following transactions which may occur during the period between the date hereof and the Effective Time: (a) the payment of related party accounts receivable by Goodstein and his Affiliates relating to VTX Electronics Corp., a Delaware corporation, or Vertex Technologies, Inc., a New York corporation (collectively, " VTX/Vertex"), (b) any distribution of retained "S corporation" earnings by TWC to Goodstein to offset the payments described in clause (a) above, (c) accruing for, and paying a reasonable estimate toward, any required tax distributions by TWC to Goodstein for the tax periods ended February 28, 1997 and immediately prior to the Effective Time, (d) any borrowings by TWC to fund the payments referenced in clause (c) above, and (e) any payments by TWC of transactional costs pursuant to this Agreement (subject to Section 12.1 of this Agreement) and any amounts that may become due and payable after December 1, 1997 to Fleet Bank, National Association ("Fleet Bank"), as a prepayment or termination fee (the " Termination Fees") pursuant to that certain Loan and Security Agreement, dated as of November 15, 1995 (the "Fleet Credit Agreement"), with TWC, as amended (collectively, the " Approved Transactions")) of no greater than 3.6-1; and

(2) TWC's total stockholders' equity as of December 1, 1997 will not be less than $2,000,000 (calculated (A) after giving effect to any of the transactions described in clauses 1.11(a)(1)(a), (b), (c) or (d) above, regardless of when such transactions occur), but (B) without giving effect to (i) any payments by TWC of transactional costs pursuant to this Agreement (subject to Section 12.1 of this Agreement) and (ii) any Termination Fees that may become due and payable after December 1, 1997 to Fleet Bank pursuant to the Fleet Credit Agreement.

If, and to the extent that as of December 1, 1997, the requirement set forth in clause (2) of the preceding sentence is not satisfied, then Merger Sub shall be entitled to a corresponding dollar for dollar reduction in the Merger Consideration and to the extent that, as of December 1, 1997, the foregoing requirement set forth in clause (1) above is not satisfied, then Merger Sub shall be entitled to a reduction in the Merger Consideration in an amount equal to that amount by which TWC's total Debt as of December 1, 1997 exceeded the amount of Debt at which it would have been in compliance with such requirement.

(b) Closing Balance Sheet. Within ninety (90) days after the Closing Date, TWC Shareholders shall prepare or cause to be prepared and delivered, at TWC's sole cost and expense, to Anicom an audited balance sheet of TWC as of December 1, 1997 prepared on a basis consistent with the 1996 Financial Statements (the " Closing Balance Sheet") and shall include a calculation of the amount of the post-closing adjustment, if any, required pursuant to the provisions of Section 1.11(a) above. During the preparation of the Closing Balance Sheet, and the period of any dispute within the contemplation of this Section 1.11(b), Anicom shall: (i) provide TWC Shareholders and their authorized representatives with full access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), facilities and employees of TWC, (ii) provide TWC Shareholders as promptly as practicable after the Closing Date (but in no event later than twenty (20) business days after the Closing Date, provided that each of the TWC Shareholders uses his commercially reasonable efforts to assist with the preparation of such information) with normal month-end closing financial information for TWC for the period ending on the day prior to December 1, 1997 and (iii) cooperate with TWC Shareholders and their authorized representatives, including the provision on a timely basis of all information necessary or useful in preparing the Closing Balance Sheet and cause TWC to submit any required audit schedules reasonably requested by TWC Shareholders within forty-five (45) days after the Closing Date. The Closing Balance Sheet and calculation of the amount of the post-closing adjustment, if any, shall be deemed to be acceptable to and shall become final and binding on the parties, except to the extent that Anicom shall have made a specific written objection thereto as provided below. If Anicom disagrees with the Closing Balance Sheet, Anicom shall notify TWC Shareholders in writing of such disagreement within thirty (30) days after the date on which Anicom received the Closing Balance Sheet, which written notice shall specify the nature of the dispute and shall provide in reasonable detail the facts or accounting principles upon which such dispute is based. Thereafter, TWC Shareholders and Anicom shall use their Best Efforts to resolve such disagreement with respect to the Closing Balance Sheet.

(c) Dispute Resolution. If TWC Shareholders and Anicom are unable to resolve any disagreement within twenty (20) days after TWC Shareholders' receipt of such notice of disagreement, then either TWC Shareholders or Anicom (the " Submitting Party") may submit such disagreement to a certified independent public accounting firm that is nationally recognized (the " Independent Accounting Firm") and mutually agreeable to TWC Shareholders and Anicom upon notice thereof (an " Arbitration Notice") to the other party. If TWC Shareholders and Anicom cannot agree upon such election within ten (10) business days after the Submitting Party's Arbitration Notice is received by the other party, the Independent Accounting Firm shall be selected by lot from among the other national public accounting firms in the United States, excluding Coopers & Lybrand L.L.P., Grant Thornton, L.L.P. and their respective Affiliates. The Independent Accounting Firm will be instructed to use its best efforts to render its decision as to all items in dispute within thirty (30) days of submission. At the time of the submission of such dispute to the Independent Accounting Firm for resolution, Anicom shall file with the Independent Accounting Firm a written statement of its position with regard to any matters in dispute, at which time TWC Shareholders shall have ten (10) days to respond in writing to Anicom's position. The decision of the Independent Accounting Firm shall be final and binding upon all parties hereto. Each party shall bear its or their own expenses, including expenses of its or their accountants and attorneys in connection with the resolution of any such dispute, and the fees and expenses of the Independent Accounting Firm shall be paid by the party(s) as determined by the Independent Accounting Firm.

(d) Reduction of Merger Consideration. In order to ensure that no payment made under this Section 1.11(d) will cause the Merger to be disqualified as a reorganization under Section 368 of the Code, if and to the extent that any adjustment is made under this Section 1.11, such sums shall be payable by TWC Shareholders within ten (10) business days of the final determination of such adjustment, in a combination of Purchase Shares and cash pursuant to the following formula: (i) a number of Purchase Shares equal to 80% of the amount owed divided by the Fair Market Value of any Purchase Share (subject to equitable adjustment for any intervening stock splits, stock dividends or recapitalization) as of either the date of this Agreement or the date of transfer, whichever is higher, and (ii) cash equal to the amount owed minus the Fair Market Value of the Purchase Shares to be tendered pursuant to the foregoing clause (i) as of either the date of this Agreement or the date of transfer, whichever is higher.

1.12 Registration Rights Agreement . On the date hereof, concurrent with the execution of this Agreement, Anicom and TWC Shareholders shall execute and deliver a registration rights agreement, substantially in the form of Exhibit F (the " Registration Rights Agreement").


2. REPRESENTATIONS AND WARRANTIES OF TWC SHAREHOLDERS

TWC Shareholders jointly and severally represent and warrant to Anicom and Merger Sub as follows:

2.1 Organization and Good Standing .

(a) TWC is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, with full corporate power and authority to conduct its business as it is now being conducted, to own, hold under lease, or otherwise possess or use the properties and assets that it purports to own, hold under lease, or otherwise possess or use, and to perform all its obligations under the contracts to which it is a party or by which it is bound.
Schedule 2.1(a) sets forth all other jurisdictions in which TWC is authorized to do business. TWC is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which such qualification is required by virtue of the nature of the activities conducted by it except to the extent such failure to qualify would not have a TWC Material Adverse Effect.

(b) TWC Shareholders have delivered to Merger Sub correct and complete copies of the Organizational Documents of TWC, as currently in effect.

(c) Schedule 2.1(c) contains a complete and accurate list of the current directors and officers of TWC.

(d) TWC does not have any subsidiaries.

2.2 Authority; No Conflict .

(a) This Agreement and TWC Shareholders' Closing Documents constitute or will constitute when, as and if executed at Closing the legal, valid, and binding obligation of TWC Shareholders and TWC to the extent each of them is a party thereto, enforceable against each such party in accordance with their respective terms. Subject to standard exceptions, TWC Shareholders and TWC, as the case may be, have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and TWC Shareholders' Closing Documents and to perform their obligations under this Agreement and TWC Shareholders' Closing Documents to the extent each of them is a party thereto.

(b) Except as set forth in Schedule 2.2, neither the execution and delivery of this Agreement or TWC Shareholders' Closing Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly, except as would not individually or in the aggregate have a TWC Material Adverse Effect:

(i) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (A) any provision of the Organizational Documents of TWC; (B) any resolution adopted by TWC's Board of Directors or TWC Shareholders, as the sole shareholders of TWC; (C) any Legal Requirement or any Order to which TWC or TWC Shareholders, or any of the assets owned or used by TWC, may be subject, or give any Governmental Body or other Person the right (with or without notice or lapse of time) to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any such Legal Requirement or Order; (D) any of the terms or requirements of, or give any Governmental Body the right (with or without notice or lapse of time) to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by TWC or that otherwise relates to the business of, or any of the assets owned or used by, TWC; or (E) any provision of, or give any Person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract;

(ii) cause Anicom or Merger Sub to become subject to, or to become liable for the payment of, any Tax or cause any of the assets owned by TWC to be reassessed or revalued by any taxing authority or other Governmental Body; or

(iii) result in (with or without notice or lapse of time) the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by TWC.

Except as set forth in Schedule 2.2 and except for filings and other applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the " HSR Act"), TWC is not and will not be required to give any notice to or obtain any Consent from, and TWC Shareholders are not and will not be required to give any notice to or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

2.3 Capitalization . The authorized equity securities of TWC consist of 200 shares of common stock, no par value, of which 23 shares are issued and outstanding on the date hereof, and 23.4395 shares will be issued and outstanding on the Closing Date, and constitute the TWC Shares as of each such date. Goodstein is on the date hereof, and TWC Shareholders will on the Closing Date be, the sole record and beneficial owner(s) and holder(s) of all of the outstanding TWC Shares as of each such date, with good and valid title to such TWC Shares, free and clear of all Encumbrances. All of the outstanding equity securities of TWC have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities (whether or not convertible) of TWC, including options, rights, warrants, puts, or calls. None of the outstanding equity securities or other securities of TWC was issued, or has been redeemed or repurchased, in violation of the Securities Act or any securities or "blue sky" Legal Requirements. TWC has not owned, does not own, and has no Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. TWC Shareholders have provided Merger Sub with complete copies of any shareholder agreements, voting agreements, and other agreements relating to the TWC Shares, all of which are listed on Schedule 2.3.

2.4  Financial  Statements  . TWC  Shareholders  have  caused  TWC to deliver to
Anicom: (a) TWC's audited balance sheet, statement of income and statement of stockholders' equity as of and for the fiscal year ended February 28, 1997 (the " 1996 Financial Statements"), and (b) TWC's unaudited balance sheet and statement of income as of and for the seven months ended September 30, 1997 (the " Interim Financial Statements" and, together with the 1996 Financial
Statements, the " Financial Statements") including in each case the notes thereto. The Financial Statements and notes thereto are consistent with TWC's books and records and fairly present the financial condition and results of operations of TWC as at the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted accounting principles, consistently applied (" GAAP") (subject to normal, recurring year-end adjustments with respect to the Interim Financial Statements) and except as follows: (i) transactions reflected in the Financial Statements between TWC, on the one hand, and Goodstein or any of his Affiliates, on the other hand have not necessarily been negotiated on an arm's-length basis and accordingly charges relating to such transactions may vary from fair market terms; (ii) the Interim Financial Statements do not contain the footnotes that may be required by GAAP; and (iii) the Interim Financial Statements include only balance sheets and statements of income for TWC and do not include any other financial statements that may be required by GAAP. No financial statements of any Person are required by GAAP to be consolidated with the financial statements of TWC.

2.5 Books and Records . The books of account, minute books, stock record books, and other records of TWC, all of which have been made available to Merger Sub, are complete and correct in all material respects. Without limiting the generality of the foregoing, the minute books of TWC contain complete and accurate records of all material meetings held of, and material corporate action taken by, the shareholders, the boards of directors, and committees of the boards of directors of TWC, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Surviving Corporation.

2.6 Title to Properties; Encumbrances . Schedule 2.6 contains a complete and accurate list of all leaseholds (including, with respect thereto, the "commencement date" of each related lease agreement) or other interests in real property currently owned by TWC. TWC has good and valid title to all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) reflected as owned in TWC's balance sheet as of September 30, 1997 (the " September Balance Sheet"), and upon consummation of the Contemplated Transactions, the Surviving Corporation will be vested with good and valid title to all such properties and assets (except for personal property sold since the date of the September Balance Sheet in the Ordinary Course of Business and except that the contracts governing certain leasehold interests held by TWC require the consent of the applicable landlords for the consummation of the Contemplated Transactions which consents Anicom has specifically requested that TWC neither seek nor obtain) and all of the material properties and assets purchased or otherwise acquired by TWC since the date of the September Balance Sheet (except for supplies, inventory, and personal property acquired and/or sold since the date of the September Balance Sheet in the Ordinary Course of Business) are listed in Schedule 2.6. Except as set forth on Schedule 2.6 attached hereto, TWC does not use any furniture, fixtures or equipment which it does not own. Except as set forth on Schedule 2.6, all properties and assets reflected in the September Balance Sheet are free and clear of all Encumbrances, except (i) Encumbrances disclosed in the Financial Statements, (ii) Encumbrances for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like Encumbrances arising or incurred in the Ordinary Course of Business, (iv) equipment leases listed on Schedule 2.6 with third parties entered into in the Ordinary Course of Business, (v) with respect to real property, easements, quasi-easements, licenses, covenants, rights of way, and other similar restrictions and zoning, building and other similar restrictions of record and (vi) Encumbrances which, individually or in the aggregate, will not have a TWC Material Adverse Effect. To TWC Shareholders' Knowledge, TWC has no material liabilities or obligations of any nature with respect to real property previously owned or operated by TWC which would, individually or in the aggregate, have a TWC Material Adverse Effect.

2.7 Condition and Sufficiency of Assets . To TWC Shareholders' Knowledge, the equipment and other tangible personal property used by TWC in the conduct of its business, and the heating, ventilation, and air-conditioning systems at the Facilities, are in good operating condition and repair, are adequate for the uses to which they are being put, are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, and are sufficient for the continued conduct of TWC's business after the Closing in substantially the same manner as conducted prior to the Closing, except to the extent that any of the foregoing would not have a TWC Material Adverse Effect.

2.8 Accounts Receivable . All accounts receivable of TWC that are reflected on the September Balance Sheet or on the accounting records of TWC as of the Closing Date, (collectively, the " Accounts Receivable"), represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The reserves shown on the September Balance Sheet or on the accounting records of TWC as of the Closing Date with respect to the Accounts Receivable are adequate consistent with past practice. Except as set forth on Schedule 2.8, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, in any agreement with any maker of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Prior to the date of this Agreement, TWC Shareholders have delivered to Anicom a complete and accurate list of all Accounts Receivable as of November 19, 1997, which list sets forth the aging of such Accounts Receivable.

2.9 Inventory . Except as set forth in Schedule 2.10, all inventory of TWC, whether or not reflected in the September Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality (including scraps and lengths that are not saleable in the Ordinary Course of Business), all of which have been either reserved for or written off or written down to net realizable value in the September Balance Sheet or on the accounting records of TWC as of the Closing Date, as the case may be. All inventories not written off or reserved for have been priced on a lower of cost or weighted average, moving average cost basis. The quantities of each item of inventory are reasonable in the present circumstances of TWC.

2.10 No Undisclosed Liabilities . Except as set forth in Schedule 2.10, TWC has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) other than liabilities or obligations reflected or reserved against in the September Balance Sheet, current liabilities incurred in the Ordinary Course of Business since the date of the September Balance Sheet and Taxes incurred since the date of the September Balance Sheet and which do not or would not individually or in the aggregate have a TWC Material Adverse Effect.

2.11 Taxes .

(a) Since 1986, TWC has been eligible to file, and has properly filed, all elections and other instruments and documents necessary to qualify as, and shall at the Closing (immediately prior to the Closing) be, an "S corporation" within the meaning of Section 1361 of the Code.

(b) TWC has never been and is not a member of an "affiliated group" as defined in Section 1504 of the Code and TWC has never been a party to a tax sharing, tax indemnity or tax allocation agreement. TWC has timely filed or caused to be timely filed (on a timely basis since its incorporation) all Tax Returns that are or were required to be filed by or with respect to it pursuant to the Legal Requirements of each Governmental Body with taxing power over it or its assets. TWC has disclosed on its Federal Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662 of the Code. No claim has ever been made by an authority in a jurisdiction where TWC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. TWC Shareholders have caused TWC to deliver or make available to Merger Sub copies of all such Tax Returns filed by TWC, examinations, reports and statements of deficiencies assessed against or agreed to by TWC since January 1, 1995. TWC has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by TWC Shareholders or TWC. The United States federal and state income Tax Returns of TWC subject to such Taxes have not been audited by the IRS or relevant state tax authorities and, except as set forth on Schedule 2.11, TWC is not a party to any action or proceeding by any Governmental Body for the collection or assessment of Taxes. Except as set forth on Schedule 2.11, neither TWC nor TWC Shareholders has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of TWC or for which TWC may be liable. There exists no proposed tax assessment against TWC except as disclosed in the September Balance Sheet or in Schedule 2.11. Except as set forth in Schedule 2.11, neither TWC nor TWC Shareholders expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No consent to the application of Section 341(f) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by TWC. All Taxes that TWC is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person. All Tax Returns filed by TWC are true, correct, and complete in all material respects. TWC is not a party to any Contract that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. TWC has never had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country, other than a sales office in Puerto Rico.

2.12 No Material Adverse Change . Except as set forth on Schedule 2.12, since the date of the September Balance Sheet, there has not been any material adverse change in the business, operations, properties, assets, or condition of TWC.

2.13 Employee Benefits .

(a) Except as is described in Schedule 2.13, none of TWC or any current or former Plan Affiliate of TWC has at any time maintained, adopted, made contributions to or had any other liability with respect to: any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA); any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA); any collective bargaining agreement, personnel policy (including vacation time, holiday pay, bonus programs and sick leave) or material fringe benefit; any severance agreement or plan or any other medical, life or disability benefit; any excess benefit plan, bonus or incentive plan, top hat plan or deferred compensation plan, change-of-control agreement, employment agreement; or any other benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated (all such plans, policies, programs, arrangements, agreements and contracts, including those that are set forth in Schedule 2.13, are referred to in this Agreement as " Scheduled Plans").

(b) Except as described in Schedule 2.13, TWC Shareholders have delivered to Merger Sub a complete and accurate copy, as of the Closing, of each written Scheduled Plan, together with, if applicable, a copy of Form 5500 Annual Reports (including required schedules and attachments), if any, for the three (3) most recent plan years; the most recent IRS determination letter and each other material letter, ruling or notice issued by a Governmental Body with respect to each such plan and any materials submitted to a Governmental Body in connection therewith; a copy of each funding vehicle, if any, with respect to each such plan; the current summary plan description and summary of material modifications with respect to each such plan; and a copy or description of each other general explanation or communication which describes a material term of a Scheduled Plan that has not previously been disclosed to Merger Sub pursuant to this Section. To the extent any Scheduled Plan has not been delivered as of the date hereof, TWC Shareholders shall deliver such Scheduled Plan as soon as practicable prior to Closing, and TWC Shareholders represent that any such Scheduled Plans are consistent with the description thereof set forth in the corresponding summary plan description thereof.

(c) Each Scheduled Plan (i) has been and currently complies in form and in operation in all material respects with all applicable requirements of ERISA and the Code, and any other Legal Requirements, and so as not to give rise to a nonexempt prohibited transaction (as such term is defined under ERISA and the
Code) or liability for any other excise taxes, penalties or fines; (ii) has been and is operated and administered in compliance with its terms (except as otherwise required by law) and with applicable Legal Requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (iii) where appropriate, has received a favorable determination letter or recognition of exemption from the Internal Revenue Service upon which the sponsor of such Scheduled Plan is entitled to rely. The Contemplated Transactions will not cause any additional benefits or liabilities to accrue or become payable under any Scheduled Plan.

(d) Except as set forth on Schedule 2.13, none of TWC or any current or former Company Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Scheduled Plan (i) which is a "multi-employer plan" as defined in Section 4001 of ERISA, a "multi-employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA, (ii) which provides post-retirement or post-employment medical, health, life insurance or other welfare-type benefits, their spouses or dependents (except for limited continued medical benefit coverage, if any, required to be provided under state continuation coverage laws), or (iii) which is subject to Title IV of ERISA or the minimum funding standards of the Code. With respect to each "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA), TWC would have incurred no "withdrawal liability" (within the meaning of Section 4201 of ERISA) in the event of "complete withdrawal" (within the meaning of Section 4203 of ERISA) from such plan on May 31, 1997, and, to TWC Shareholders' Knowledge, TWC will not incur $50,000 or more of "withdrawal liability" (within the meaning of Section 4001(a)(3) of ERISA) in the event of "complete withdrawal" (within the meaning of Section 4203 of ERISA) from such plan at the Effective Time.

(e) All contributions, payments, premiums, expenses, reimbursements or accruals for each Scheduled Plan as of the Closing (including periods from the first day of the then current plan year to the Closing) shall have been made or accrued on TWC Financial Statements and each such plan otherwise does not have any unfunded liability as of the end of the last fiscal year of such Scheduled Plan which is not reflected on TWC Financial Statements or set forth on Schedule 2.13.

(f) As used in this Agreement, with respect to any person (" First Person") the term "Plan Affiliate" shall mean each other person or entity with whom the First Person constitutes or has constituted all or part of a controlled group, or which would be treated or has been treated with the First Person as under common control or whose employees would be treated or have been treated as employed by the First Person, under Section 414 of the Code or Section 4001(b) of ERISA and any regulations, administrative rulings and case law interpreting the foregoing.

2.14 Compliance with Legal Requirements; Governmental Authorizations .

(a) Except as set forth in Schedule 2.14(a):

(i) TWC is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except for noncompliance that has not and will not have a TWC Material Adverse Effect;

(ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation by TWC of, or a failure on the part of TWC to comply with, any Legal Requirement, except for violations that have not and will not have a TWC Material Adverse Effect; and

(iii) TWC has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding, and to TWC Shareholders' Knowledge, there is no actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or any obligation on the part of TWC to undertake (except for violations that would not, individually or in the aggregate, have a TWC Material Adverse Effect), or to bear all or any portion of the cost of, any remedial action of any material nature.

(b) Schedule 2.14(b) contains a complete and accurate list of each Governmental Authorization that is held by TWC or that otherwise relates to the business of, or to any of the assets owned or used by, TWC and that is material to the conduct of its business as presently conducted. Each Governmental Authorization listed or required to be listed in Schedule 2.14(b) is valid and in full force and effect. Except as set forth in Schedule 2.14(b):

(i) TWC is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 2.14(b), except for noncompliance that has not and will not have a TWC Material Adverse Effect;

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 2.14(b), except for violations that have not and will not have a TWC Material Adverse Effect or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 2.14(b).

(iii) TWC has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, except for violations that have not and will not have a TWC Material Adverse Effect or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization listed or required to be listed on Schedule 2.14(b); and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 2.14(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 2.14(b) collectively constitute, in all material respects, all of the Governmental Authorizations necessary to permit TWC to lawfully conduct and operate its business in the manner it currently conducts and operates such businesses and to permit TWC to own and use its assets in the manner in which it currently owns and uses such assets.

2.15 Legal Proceedings; Orders .

(a) Except as set forth in Schedule 2.15, there is no pending Proceeding:

(i) that has been commenced by or against TWC or any Scheduled Plan that may be reasonably likely to have a TWC Material Adverse Effect; or

(ii)  that  challenges,  or that may have the  effect of  preventing,  delaying,
making  illegal,  or  otherwise   interfering  with,  any  of  the  Contemplated
Transactions.

To TWC Shareholders' Knowledge, no such Proceeding has been Threatened. TWC Shareholders have delivered to Merger Sub copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in
Schedule 2.15. Also listed in Schedule 2.15 are all Proceedings commenced or, to TWC Shareholders' Knowledge, Threatened by or against TWC within the last three years, and a description of the outcome thereof (other than collection actions commenced by TWC in the Ordinary Course of Business).

(b) There is no Order to which TWC, or any of the assets owned or used by TWC, is subject. TWC Shareholders are not subject to any Order that relates to the business of, or any of the assets owned or used by, TWC. To TWC Shareholders' Knowledge, no officer, director, agent, or employee of TWC is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of TWC.

2.16 Absence of Certain Changes and Events. Except as set forth in Schedule 2.16 and Schedule 2.26 and for the Approved Transactions, since the date of the September Balance Sheet, TWC has conducted its business only in the Ordinary Course of Business and there has not been any:

(i) change in TWC's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of TWC; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by TWC of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(ii) amendment to the Organizational Documents of TWC;

(iii) payment by TWC of any bonuses or compensation other than regular salary payments, or increase in the salaries, or payment on any debt of TWC, to any stockholder, director, officer, or employee, or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(iv) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Scheduled Plan for or with any employees of TWC;

(v) damage to or destruction or loss of any asset or property of TWC, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of TWC;

(vi) entry into, termination of, or receipt of notice of termination of (A) any license, maintenance, distributorship, supply, dealer, sales representative, joint venture, credit, or similar agreement, or (B) any Contract or transaction involving a total remaining commitment by TWC of at least $50,000 (other than purchase orders in the Ordinary Course of Business);

(vii) loan or advance by TWC to any Person other than sales to customers on credit in the Ordinary Course of Business, or discharge or satisfaction of any material liability except in the Ordinary Course of Business;

(viii) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of TWC or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of TWC;

(ix) cancellation or waiver of any claims or rights with a value to TWC in excess of $50,000;

(x) material change in the accounting methods used by TWC; or

(xi) agreement, whether oral or written, by TWC to do any of the foregoing.

2.17 Contracts; No Defaults .

(a) Schedule 2.17 contains a complete and accurate list, and TWC Shareholders have delivered to Merger Sub true and complete copies (or forms thereof, where form agreements are used; provided that any and all material deviations or changes to the forms in any individual case are described in Schedule 2.17), of every material Contract to which TWC is a party or by which it is bound (the " Material Contracts").

(b) Except as set forth in Schedule 2.17, all of the Contracts listed or required to be listed in Schedule 2.17 are in full force and effect and are valid and enforceable against TWC in accordance with their terms, and, to TWC Shareholders' Knowledge, no event has occurred or circumstance exists that would give any Person (including TWC) the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any such Material Contract except that the contracts governing certain leasehold interests held by TWC require the consent of the applicable landlords for the consummation of the Contemplated Transactions which consents Anicom has specifically requested that TWC neither seek nor obtain.

(c) Except as set forth on Schedule 2.8, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to TWC under current or completed Material Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

2.18 Insurance. Schedule 2.18 contains a complete and accurate list of all insurance policies (including "self-insurance" programs) now maintained by TWC (the " Insurance Policies") and maintained by TWC at any time during the past three years. Except as set forth on Schedule 2.18, no claims have been made under any such Insurance Policies. The Insurance Policies are in full force and effect, TWC is not in default under any Insurance Policy, and no claim for coverage under any Insurance Policy has been denied. TWC covenants and agrees that all of the Insurance Policies will remain in full force and effect as of the Closing Date.

2.19 Environmental Matters .

(a) Except as disclosed on Schedule 2.19, TWC has never generated, transported, treated, stored, or disposed, or, in any manner, arranged for disposal or treatment (within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. $ 6901 et seq. (" RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. $ 9601 et seq. (" CERCLA"), or any applicable federal, state, or local law, regulation, ordinance or requirement, as amended or hereafter amended relating to the environment (the " Environmental Laws"), of any Hazardous Substances, the liability for which could be reasonably expected to have a TWC Material Adverse Effect, except for (i) certain inventories purchased by TWC for resale and stored by TWC in substantial compliance with the Environmental Laws and (ii) that TWC sells scrap cable in the Ordinary Course of Business to industrial scrap dealers in substantial compliance with the Environmental Laws. To TWC Shareholders' Knowledge, there are no Hazardous Substances on, in, or under the Facilities (including those that may be contained in underground storage tanks) except for certain inventories purchased by TWC for resale and stored by TWC in substantial compliance with Environmental Laws.

(b) Neither TWC Shareholders nor TWC has received, or has Knowledge of, any notice of any Proceeding relating to the presence or alleged presence of Hazardous Substances in, under, or upon the Facilities or upon the properties of any sites to which any of TWC's waste has been transported, whether for disposal or for any other purpose, and whether against TWC or any other Person; and there are no pending, or, to TWC Shareholders' Knowledge, Threatened Proceedings (or notice of potential Proceedings) from any Governmental Body or any other entity regarding any matter relating to health, safety, or protection of the environment relating to the Facilities, except as described in reasonable detail in Schedule 2.19.

2.20 Employees . TWC has previously delivered to Anicom a complete and accurate list of the following information for each employee of TWC, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since TWC's date of incorporation; vacation accrued; and service credited for purposes of vesting and eligibility to participate under each of TWC's Scheduled Plans. To TWC Shareholders' Knowledge, no former or current employee or current or former officer or director of TWC is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or officer or director and any other Person that in any way materially adversely affected, affects, or will affect (i) the performance of his duties as an employee or officer or director of TWC, or (ii) the ability of TWC to conduct its business. To TWC Shareholders' Knowledge, no director, officer or other key employee of TWC intends to terminate his employment with TWC.

2.21 Labor Disputes; Compliance . Except as set forth on Schedule 2.21, TWC has never been a party to any collective bargaining or other labor Contract. During the past three (3) years, there has not been, there is not presently pending or existing, and to TWC Shareholders' Knowledge there is not Threatened, any strike, slowdown, picketing, work stoppage, labor arbitration, or proceeding in respect of the grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Body, organizational activity, or other labor dispute against or affecting TWC or any Facility, and no application for certification of a collective bargaining agent is pending or, to TWC Shareholders' Knowledge, is Threatened. There is no lockout of any employees by TWC, and no such action is contemplated by TWC. Except as set forth on Schedule 2.14(a), TWC has complied in all material respects with all Legal Requirements, and there is no allegation, charge or complaint or Proceeding pending or, to TWC Shareholders' Knowledge, Threatened against TWC or any of its officers, directors or employees, relating to employment, equal employment opportunity, discrimination, harassment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

2.22 Intellectual Property . Schedule 2.22 contains a complete and correct list of all patented and registered Proprietary Rights owned by TWC and all pending patent applications and applications for the registration of other Proprietary Rights owned or filed by TWC. Schedule 2.22 also contains a complete and correct list of all trade or corporate names used by TWC and a complete and correct list of all licenses and other rights granted by TWC to any third party with respect to Proprietary Rights and licenses and other rights granted by any third party to TWC. Except as set forth in Schedule 2.22, (a) TWC owns and possesses all right, title and interest in and to, or has a valid license to use, all of the Proprietary Rights necessary for the operation of TWC's business as presently conducted and none of such Proprietary Rights have been abandoned; (b) no claim by any third party contesting the validity, enforceability, use or ownership of any such Proprietary Rights has been made, is currently outstanding or, to TWC Shareholders' Knowledge, is Threatened; (c) neither TWC nor, to TWC Shareholders' Knowledge, any registered agent of TWC has received any notices of, an allegation of, any infringement or misappropriation by, or conflict with, any third party with respect to such Proprietary Rights, nor has TWC or, to TWC Shareholders' Knowledge, any registered agent of TWC received any claims of infringement or misappropriation of or other conflict with any Proprietary Rights of any third party; and (d) to TWC Shareholder's Knowledge, TWC has not infringed, misappropriated or otherwise violated any Proprietary Rights of any third parties, and TWC Shareholders are not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of TWC's business.

2.23 Customers. An accurate and complete list of TWC's customers and the amount of gross revenue of TWC attributable to each such customer during 1996 has been provided to Anicom. Except as set forth on Schedule 2.23 and Schedule 2.8, TWC has not received any written or, to TWC Shareholders' Knowledge, oral notice, and TWC Shareholders have no Knowledge, that any material customer of TWC intends to discontinue or substantially diminish or change its relationship with TWC on account of the transaction contemplated hereby or otherwise.

2.24 Suppliers. An accurate and complete list of TWC's suppliers (by dollar volume of sales during 1996) has been provided to Anicom. No material supplier has cancelled or otherwise terminated, modified or, to TWC Shareholders' Knowledge, threatened to cancel or otherwise terminate, or to modify, its relationship with TWC on account of the transaction contemplated hereby or otherwise.

2.25 Sales Representatives. An accurate and complete list of TWC's sales representatives (by dollar volume of sales during 1996) has been provided to Anicom. During the last twelve months, none of such material sales representatives has canceled or otherwise terminated, modified or, to TWC Shareholders' Knowledge, threatened to cancel or otherwise terminate, or to modify, its relationship with TWC.

2.26 Relationships with Related Persons . Except as set forth in Schedule 2.26, neither TWC Shareholders nor any Related Person of TWC Shareholders or of TWC has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to TWC's business. Except as set forth in Schedule 2.26, neither TWC Shareholders nor any Related Person of TWC Shareholders or of TWC owns, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (i) had business dealings or a material financial interest in any transaction with TWC, or (ii) engaged in competition with TWC with respect to any line of products or services of TWC (a " Competing Business") in any market presently served by such TWC except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 2.26, neither TWC Shareholders nor any Related Person of TWC Shareholders or of TWC is a party to any Contract with, or has any claim or right against, TWC. All money owed by TWC to Related Persons (other than for salary) are for bona fide debts.

2.27 Bank Accounts. Schedule 2.27 contains a complete and accurate list of each bank at which TWC has an account or safe deposit box, the number of each such account or box, and the names of all persons authorized to draw on such accounts or to have access to such boxes.

2.28 Additional Tax Matters .

(a)ab  The  Merger   Consideration   received  by  TWC   Shareholders   will  be
approximately equal to the fair market value of the TWC Shares surrendered in the exchange.

(b)ab Subject to Section 12.1, TWC and TWC Shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

(c)ab Except for the Approved Transactions, there has been no significant sale, distribution, dividend or other disposition of TWC's assets other than in the ordinary course of business within the twelve (12) months preceding the Closing Date.

(d)ab TWC is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(e)ab TWC is not under the jurisdiction of a court in a Title 11 or similar case.

(f)ab The fair market value of the assets of TWC transferred to Merger Sub will equal or exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which TWC's assets are subject.

2.29 Brokers or Finders . TWC Shareholders, TWC and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

2.30 Investor Representations.

(a) Each of Goodstein and Palazzolo has received a copy of all of the documents set forth on Schedule 2.30 (the " Information").

(b) The Purchase Shares were not offered to either Goodstein or Palazzolo by any means of general solicitation or general advertising.

(c) Neither Goodstein nor Palazzolo has received any representations, warranties or written communications with respect to the offering of the Purchase Shares other than those contained in this Agreement and Merger Sub's Closing Documents, and, in entering into the Contemplated Transactions, neither Goodstein nor Palazzolo is relying upon any information other than that (i) contained in the Information, this Agreement or Merger Sub's Closing Documents, or (ii) resulting from Goodstein's or Palazzolo's, as the case may be, own investigation of the Purchase Shares and Anicom.

(d) Other than that the Information is true, correct and complete, with respect to tax, legal and other economic considerations involved in the Contemplated Transactions and an investment in the Purchase Shares, neither Goodstein nor Palazzolo is relying on Anicom. In making his investment in the Purchase Shares, each of Goodstein and Palazzolo has relied upon the Information and the representations and warranties of Anicom and Merger Sub contained in this Agreement and Merger Sub's Closing Documents. Each of Goodstein and Palazzolo has carefully considered and has, to the extent each individually believes is necessary, reviewed with his respective professional legal, tax, accounting and financial advisers the suitability of an investment in the Purchase Shares for each of Goodstein's and Palazzolo's, as the case may be, particular tax and financial situation and has determined that the Purchase Shares are a suitable investment for him.

(e) Each of Goodstein and Palazzolo has had an opportunity to ask questions of and receive answers from Anicom or its representatives concerning the terms of its investment in the Purchase Shares, all such questions have been answered to the full satisfaction of each of Goodstein and Palazzolo, and each of Goodstein and Palazzolo has had the opportunity to request and obtain any additional information either Goodstein or Palazzolo, as the case may be, deemed necessary to verify the information contained in the Information, this Agreement and Merger Sub's Closing Documents. Anicom acknowledges that the TWC Shareholders do not, and will not, hereby waive any rights they may have under this Agreement as a result of their due diligence investigation of Anicom.

(f) Each of Goodstein and Palazzolo has knowledge and experience in financial and business matters generally, and specifically as to the wire and cable distribution business, and is fully capable of evaluating the merits and risks of an investment in the Purchase Shares. Each of Goodstein and Palazzolo recognizes that an investment in the Purchase Shares involves substantial risks, and is fully aware of and understands all of the risks related to the purchase of Purchase Shares, to the extent that such risks are identified in the Information, this Agreement and Merger Sub's Closing Documents. Each of Goodstein and Palazzolo has determined that the purchase of the Purchase Shares is consistent with his individual investment objectives. Each of Goodstein and Palazzolo is able to bear the economic risks of an investment in the Purchase Shares, and at the present time could afford a complete loss of his investment.

(g) Each of Goodstein and Palazzolo is acquiring the Purchase Shares for his own account, for investment purposes only, and not with a view towards the sale or other distribution thereof, in whole or in part. No person other than Goodstein or Palazzolo, as the case may be, or his permitted assigns has or will have a direct or indirect beneficial interest in the Purchase Shares.

(h) Each of Goodstein and Palazzolo understands that the Purchase Shares have not been registered for sale to him under the Securities Act of 1933, as amended (the " Act"), nor under the securities laws of any state or other jurisdiction. The offering and sale of the Purchase Shares is intended to be exempt from registration under the Act by virtue of Section 4(2) of the Act and applicable state securities laws. The Purchase Shares have not been approved or disapproved by the Securities and Exchange Commission or by any other federal or state agency, and no such agency has passed on the accuracy or adequacy of the Information, nor made any finding or determination as to the fairness or suitability of an investment in the Purchase Shares.

(i) Each of Goodstein and Palazzolo understands that there are restrictions on the transferability of the Purchase Shares and the ability to liquidate his investment in any of the Purchase Shares.

(j) Each of Goodstein and Palazzolo understands and acknowledges that Anicom is relying upon the representations and warranties contained in this Section 2.30 in determining whether the offering and sale of the Purchase Shares is eligible for exemption from the registration requirements contained in the Act and in any applicable state securities law.

(k) Goodstein has no present intention to sell, transfer or otherwise dispose of such number of Purchase Shares as may reduce his interest in Anicom to a number of Purchase Shares having a value, as of the Effective Time, of less than 50% of the Merger Consideration received thereby.

2.31 Disclosure .

(a) No representation or warranty of TWC Shareholders in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

(b) No notice given pursuant to Section 4.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

3. REPRESENTATIONS AND WARRANTIES OF ANICOM AND MERGER SUB

Anicom and Merger Sub jointly and severally represent and warrant to TWC Shareholders and TWC as follows:

3.1 Organization and Good Standing. Each of Anicom and Merger Sub is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, its state of incorporation.

3.2 Authority; No Conflict .

(a) This Agreement and Merger Sub's Closing Documents constitute the legal, valid, and binding obligation of Anicom or Merger Sub, as the case may be, enforceable against Anicom or Merger Sub, as the case may be, in accordance with its terms. Anicom and Merger Sub, as the case may be, have the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and Merger Sub's Closing Documents and to perform its obligations under this Agreement and Merger Sub's Closing Documents.

(b) Neither the execution and delivery of this Agreement and Merger Sub's Closing Documents by Anicom or Merger Sub, as the case may be, nor the consummation or performance of any of the Contemplated Transactions by Anicom or Merger Sub, as the case may be, will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Anicom's or Merger Sub's, as the case may be, Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Merger Sub; (iii) any Legal Requirement or Order to which Anicom or Merger Sub, as the case may be, may be subject; or (iv) any Contract to which Anicom or Merger Sub, as the case may be, is a party or may be bound. Anicom or Merger Sub, as the case may be, is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement by Anicom or Merger Sub, as the case may be, or the consummation or performance of any of the Contemplated Transactions by Anicom or Merger Sub, as the case may be.

3.3 Capitalization .

(a) The authorized capital stock of Anicom consists of 60,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of the date hereof (but before giving effect to the Contemplated Transactions), there are issued and outstanding 19,483,485 shares of such common stock, all of which are of one class (the " Outstanding Shares"). Additionally, there are outstanding warrants to purchase 81,364 shares of Anicom's common stock. As of the date hereof, 2,264,291 shares of Anicom's common stock are issuable upon exercise of options to purchase such stock, which options were issued pursuant to Anicom's stock option plan. Except as described above and as otherwise provided on Schedule 3.3, other than obligations arising under any Employee Benefit Plan for which Anicom has or will have liability (whether actual, contingent, direct or indirect) as of the Closing Date, there are no outstanding securities of Anicom convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of Anicom, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating Anicom to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock. No outstanding options, warrants or other securities exercisable for or convertible into shares of capital stock of Anicom require anti-dilution adjustments by reason of the consummation of the Contemplated Transactions.

(b) The Outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and are listed for trading on the Nasdaq Stock Market. The Purchase Shares to be issued pursuant to this Agreement, in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

3.4 SEC Filings . Since February 22, 1995, Anicom has filed all forms, reports and documents required to be filed with the SEC pursuant to the federal securities laws and the SEC rules and regulations thereunder (the " Anicom SEC Reports"). As of their respective dates, the Anicom SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Anicom SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.5 Financial Statements . Each of the audited consolidated financial statements of Anicom (including any related notes and schedules thereto) included (or incorporated by reference) in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, is accurate and complete and fairly presents, in conformity with GAAP applied on a consistent basis through the periods involved (except as may be noted therein), and in conformity with the SEC's Regulation S-B, the consolidated financial position of the Anicom and its consolidated subsidiaries as of its date and the consolidated results of operations and changes in financial position for the period then ended.

3.6 No Undisclosed Liabilities . Except as and to the extent set forth (or incorporated by reference) in the Anicom's Annual Report on Form 10-KSB for the calendar year ended December 31, 1996, Anicom has not incurred any liability or obligation of any nature whatsoever (whether due or to become due, accrued, fixed, contingent, liquidated, unliquidated or otherwise) that would be required by GAAP to be accrued on, reflected on, or reserved against it, in a consolidated balance sheet (or in the applicable notes thereto) of Anicom prepared in accordance with GAAP consistently applied, other than liabilities or obligations which arose in the ordinary course of business and consistent with past practices since such date and which do not or would not individually or in the aggregate have an Anicom Material Adverse Effect.

3.7 Taxes. Anicom has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to it pursuant to the Legal Requirements of each Governmental Body with taxing power over it or its assets. Anicom has paid, or made provision for the payment of all Taxes that have or may have come due pursuant to those initial Tax Returns or otherwise, or pursuant to any assessment received by Anicom. The United States Federal and State income Tax Returns of Anicom subject to such Taxes have not been audited by the IRS or relevant state tax authorities and Anicom is not a party to any action or proceeding by Governmental Body for the collection or assessment of Taxes. Except for routine filing extensions granted as a matter of right under any applicable law, Anicom has not been given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Anicom or for which Anicom may be liable. All Taxes that Anicom is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person. All Tax Returns filed by Anicom are true, correct and complete in all material respects.

3.8 Certain Proceedings . There is no pending Proceeding:

(i) that has been commenced by or against Anicom or Merger Sub or that otherwise relates to or may be reasonably likely to have an Anicom Material Adverse Effect or a Merger Sub Material Adverse Effect, as the case may be; or

(ii)  that  challenges,  or that may have the  effect of  preventing,  delaying,
making  illegal,  or  otherwise   interfering  with,  any  of  the  Contemplated
Transactions.

To Anicom's Knowledge, no such Proceeding has been Threatened.

3.9 No Material Adverse Change . Since December 31, 1996, there has not been any Anicom Material Adverse Effect.

3.10 Brokers or Finders . Anicom or Merger Sub, as the case may be, and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

3.11 Contracts; No Defaults . All of the material Contracts to which Anicom is a party or by which it is bound are in full force and effect and are valid and enforceable against Anicom in accordance with their terms, and no event has occurred or circumstance exists that would give any Person (including Anicom) the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any such material Contract.

3.12 Environmental Matters .

(a) Anicom has never generated, transported, treated, stored, or disposed, or, in any manner, arranged for disposal or treatment (within the meaning of the Environmental Laws of any Hazardous Substances, the liability for which could be reasonably expected to have an Anicom Material Adverse Effect.

(b) Anicom has not received, or have Knowledge of, any notice of any Proceeding relating to the presence or alleged presence of Hazardous Substances in, under, or upon any of Anicom's plants or facilities or upon the properties of any sites to which any of Anicom's waste has been transported, whether for disposal or for any other purpose, and whether against Anicom or any other Person; and there are no pending, or, to Anicom's Knowledge, Threatened Proceedings (or notice of potential Proceedings) from any Governmental Body or any other entity regarding any matter relating to health, safety, or protection of the environment relating to any of Anicom's plants or facilities.

3.13 Customers . Since September 30, 1997, Anicom has not received any written or, to Anicom's Knowledge, oral notice, and Anicom has no Knowledge, that any of Anicom's ten largest customers during the nine months ended September 30, 1997 intend to discontinue or substantially diminish or change their relationship with Anicom on account of the transaction contemplated hereby or otherwise.

3.14 Suppliers . Since September 30, 1997, none of Anicom's ten largest suppliers during the nine months ended September 30, 1997 have cancelled or otherwise terminated, modified or, to Anicom's Knowledge, Threatened to cancel or otherwise terminate, or to modify, its relationship with Anicom on account of the transaction contemplated hereby or otherwise.

3.15 Merger . Each of Anicom and Merger Sub acknowledges and agrees that it has not relied on, or been induced to enter into this Agreement on account of, any representation or warranty of any kind, whether oral or written, express or implied, except for such representations and warranties of TWC Shareholders and TWC as are set forth in this Agreement. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by TWC Shareholders or TWC, neither TWC Shareholders nor TWC makes any representation or warranty to the other parties hereto with respect to:

(a) any projections, estimates or budgets heretofore delivered to or made available to Anicom or Merger Sub of future revenues, expenses or expenditures or future results of operations of TWC; or

(b) except as expressly covered by a representation and warranty contained in this Agreement, any other information or documents (financial or otherwise) made available to the Anicom or Merger Sub, or their counsel, accountants or advisers with respect to TWC.

Each of Anicom and Merger Sub agrees and consents that its sole and exclusive remedy for any and all claims that may arise on account of the Contemplated Transactions is an action for breach of representation, warranty or covenant of TWC Shareholders or TWC contained in this Agreement, and hereby unconditionally and irrevocably waives, and covenants not to sue on the basis of or otherwise assert, any other claims or rights which may accrue to its benefit arising from or in connection with the Contemplated Transactions; provided, however, that notwithstanding the foregoing, the parties hereto expressly acknowledge and agree that nothing contained herein shall limit, or be deemed to limit, in any way or otherwise affect Anicom's or Merger Sub's rights with respect to claims relating to fraud or intentional misrepresentation by TWC Shareholders or TWC.

3.16 Disclosure .

(a) No representation or warranty of Anicom or Merger Sub, as the case may be, in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

(b) There is no fact known to Anicom or Merger Sub, as the case may be, that has specific application to Anicom or Merger Sub, as the case may be (other than general economic or industry conditions), and that would have an Anicom Material Adverse Effect or Merger Sub Material Adverse Effect, as the case may be, that has not been set forth in this Agreement.

3.17 Additional Tax Matters .

(a) Merger Sub was formed solely to facilitate the Merger and has no assets or liabilities.

(b) Anicom owns 100% of all the outstanding stock or Merger Sub.

(c) Anicom has no plan to reacquire any of the Purchase Shares, provided that the foregoing representation shall not preclude Anicom from exercising any of its rights or remedies under the Escrow Agreement.

4. TWC SHAREHOLDERS' COVENANTS

4.1 Access and Investigation . During the period from the date of this Agreement through the Effective Time, TWC Shareholders will, and will cause TWC and its Representatives to, (i) afford Anicom, Merger Sub and their Representatives full and free access, during normal business hours and at such other reasonable times as otherwise may be required under the circumstances, upon reasonable notice, and under reasonable circumstances so as to minimize the adverse effect on TWC's business, to TWC's personnel, properties, contracts, books, and records, and other documents and data, subject to legal privilege, (ii) furnish Anicom, Merger Sub and their Representatives with copies of all such contracts, books and records, and other existing documents and data as Anicom or Merger Sub may reasonably request, and (iii) furnish Anicom, Merger Sub and their Representatives with such additional financial, operating, and other data and information as Anicom or Merger Sub may reasonably request.

4.2 Operation of the Businesses of TWC . During the period from the date of this Agreement through the Effective Time, except as set forth in Schedule 2.16, TWC Shareholders will, and will cause TWC to:

(a) conduct the business of TWC only in the Ordinary Course of Business, including: (i) maintaining TWC's assets in good repair, order, and condition,
(ii) maintaining in full force existing insurance, (iii) maintaining the books and records in the usual, regular and ordinary manner on a basis consistent with past practices, (iv) performing and complying with all of their material obligations under all Material Contracts and (v) not sell or otherwise dispose of TWC's assets outside of the Ordinary Course of Business;

(b) without the prior written approval of Anicom, refrain from declaring, making or paying any dividend or distribution (including, but not limited to, distributions of retained earnings or amounts with respect to the payment of taxes) to TWC's shareholders, provided, however, that notwithstanding the foregoing, TWC may, without Anicom's prior written approval, distribute to its shareholders (i) "S corporation" retained earnings of up to $1,750,000 in the aggregate and (ii) required tax distributions for the tax periods ended on February 28, 1997 and immediately prior to the Closing of up to $650,000 in the aggregate;

(c) without the prior written approval of Anicom, refrain from incurring, or otherwise causing, TWC's outstanding bank indebtedness at the Effective Time to exceed $14,500,000 in the aggregate;

(d) use their Best Efforts to preserve intact the current business organization of TWC, keep available the services of the current officers, employees, and agents of TWC, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with TWC;

(e) confer with Anicom and Merger Sub concerning operational matters of a material nature; and

(f) otherwise report periodically to Anicom and Merger Sub concerning the status of the business, operations, finances and prospects of TWC.

4.3 Negative Covenant . During the period from the date of this Agreement through the Effective Time, except as set forth in Schedule 2.16, TWC Shareholders will not, and will cause TWC not to, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 2.16 is likely to occur.

4.4 Required Approvals . As promptly as practicable after the date of this Agreement, TWC Shareholders will, and will cause TWC to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Effective Time, TWC Shareholders will, and will cause TWC to, cooperate with Anicom or Merger Sub, as the case may be, in connection with any filings required by Legal Requirements to be made by Anicom or Merger Sub, as the case may be, to consummate the Contemplated Transactions.

4.5 Notification . Between the date of this Agreement and the Closing Date, TWC Shareholders will, and will cause TWC to, promptly notify Anicom and Merger Sub in writing if TWC Shareholders or TWC becomes aware of any fact or condition that causes or constitutes a Breach of any of TWC Shareholders' representations and warranties as of the date of this Agreement, or if TWC Shareholders or TWC becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, TWC Shareholders will, and will cause TWC to, promptly notify Anicom and Merger Sub of the occurrence of any Breach of any covenant of TWC Shareholders or TWC in this Section 4 or of the occurrence of any event that may make the satisfaction of the conditions in Section 6 impossible or unlikely.

4.6 Best Efforts. Between the date of this Agreement and the Effective Time, TWC Shareholders will, and will cause TWC to, use their or its Best Efforts to cause the conditions in Section 6 to be satisfied.

4.7 TWC Guaranties . Goodstein shall use his Best Efforts to release TWC from all guaranties and other support obligations of TWC in respect of obligations of Goodstein, TW Cable, L.L.C., a New York limited liability company (" TW Cable") and Four Goodys, immediately prior to the Closing Date, including, without limitation, the guaranties and other credit support and other obligations set forth in Schedule 4.7 (collectively, the " TWC Guaranties") (including, without limitation, to the extent necessary, the assumption by Goodstein and Four Goodys of the obligation of TWC under the TWC Guaranties).

4.8 Officer's Certificate . Between the date of this Agreement and the Effective Time, TWC Shareholder's will cause TWC to deliver to Anicom and Merger Sub on a daily basis a certificate, executed by the President or Chief Financial Officer of TWC, with respect to TWC's total Debt, outstanding accounts payable and outstanding checks as of each such date.

4.9 ERISA Matters . Between the date of this Agreement and the Effective Time, TWC shall file, and promptly deliver evidence to Anicom with respect to the filing, of all required documents, certificates and other materials required in connection with the filing of Form 5500 Annual Reports with respect to TWC's Scheduled Plans for the plan year ended February 28, 1997.

5. COVENANTS OF ANICOM AND MERGER SUB

5.1 Access and Investigation . During the period from the date of this Agreement through the Effective Time, Anicom will, and will cause its Representatives to,
(i) afford TWC, TWC Shareholders and their Representatives full and free access, during normal business hours and at such other reasonable times as otherwise may be required under the circumstances, upon reasonable notice, and under reasonable circumstances so as to minimize the adverse effect on Anicom's business, to Anicom's personnel, properties, contracts, books, and records, and other documents and data, subject to legal privilege, (ii) furnish TWC, TWC Shareholders and their Representatives with copies of all such contracts, books and records, and other existing documents and data as TWC or TWC Shareholders may reasonably request, and (iii) furnish TWC, TWC Shareholders and their Representatives with such additional financial, operating, and other data and information as Anicom or Merger Sub may reasonably request.

5.2 Operation of the Businesses of Anicom . During the period from the date of this Agreement through the Effective Time, Anicom will:

(a) use its Best Efforts to preserve intact the current business organization of Anicom, keep available the services of the current officers, employees, and agents of Anicom, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Anicom; and

(b) otherwise report to TWC and TWC Shareholders any material adverse change in the status of the business, operations, finances and prospects of Anicom.

5.3 Notification . Between the date of this Agreement and the Closing Date, Anicom will promptly notify TWC and TWC Shareholders in writing if Anicom becomes aware of any fact or condition that causes or constitutes a Breach of any representations and warranties as of the date of this Agreement, or if Anicom becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Anicom will promptly notify TWC and TWC Shareholders of the occurrence of any Breach of any covenant of Anicom in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.4 Approvals of Governmental Bodies . As promptly as practicable after the date of this Agreement, Anicom or Merger Sub, as the case may be, will make any filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Effective Time, Anicom or Merger Sub, as the case may be, will cooperate with TWC Shareholders and TWC in connection with any filings required by Legal Requirements to be made by TWC Shareholders or TWC to consummate the Contemplated Transactions.

5.5 Best Efforts . Between the date of this Agreement and the Effective Time, Anicom and Merger Sub, as the case may be, will use their Best Efforts to cause the conditions in Section 7 to be satisfied.

5.6 Goodstein Guaranties . Anicom shall use its Best Efforts to release Goodstein, Four Goodys, TW Cable and their Affiliates from all guaranties and other support obligations of Goodstein, Four Goodys and TW Cable, in respect of obligations of TWC immediately prior to the Closing Date, including, without limitation, the guaranties and other credit support obligations set forth in
Schedule 5.6 (collectively, the " Goodstein Guaranties") (including, without limitation, to the extent necessary, the assumption by Anicom of the obligation of Goodstein, Four Goodys and TW Cable under the Goodstein Guaranties).

5.7 Listing of Purchase Shares . On or before the Effective Time, Anicom shall list the Purchase Shares on the Nasdaq National Market.

5.8 TWC Employees . As soon after the Closing as reasonably practicable, each employee of TWC (other than the TWC Shareholders) who remains an employee of TWC after the Closing shall receive ten (10) shares of Anicom's common stock, and Anicom shall make appropriate provision for any federal or state income tax obligations of such employees resulting therefrom.

5.9 Employment Agreement . Between the date of this Agreement and the Effective Time, Anicom shall offer employment to Ron Martyn on substantially the terms set forth in Exhibit G.

6. CONDITIONS PRECEDENT TO ANICOM'S AND MERGER SUB'S OBLIGATION TO CLOSE

Anicom's and Merger Sub's obligations to consummate the Merger and to take the other actions required to be taken by Anicom or Merger Sub, as the case may be, at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Anicom or Merger Sub, as the case may be, in whole or in part):

6.1 Accuracy of Representations . Each of TWC Shareholders' representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date without giving effect to any Supplement to any of the Schedules hereto, or any certificate or document delivered by TWC Shareholders or TWC pursuant to this Agreement.

6.2 TWC Shareholders' Performance .

(a) Each of the covenants and obligations that TWC Shareholders or TWC are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b) TWC Shareholders and TWC must have delivered each of TWC Shareholders' Closing Documents required to be delivered by TWC Shareholders pursuant to
Section 1.10(a).

6.3 Consents . Each of the Consents identified in Schedule 2.2 must have been obtained and must be in full force and effect (and, with respect to item 3 on Schedule 2.2, must be in form and substance reasonably acceptable to Anicom), except that Anicom expressly waives satisfaction of this condition with respect to the consents listed as items 1 and 2 on Schedule 2.2.

6.4 No Proceedings . There shall not be pending or threatened any material Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may be likely have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

6.5 No Claim Regarding Stock Ownership or Sale Proceeds . There must not have been made or Threatened by any Person any claim asserting that such Person
(a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, TWC, or (b) is entitled to all or any portion of the Merger Consideration payable to TWC Shareholders.

6.6 No Prohibition . Neither the consummation nor the performance of any of the Contemplated Transactions by TWC Shareholders will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Merger Sub or Anicom or any Person affiliated with Merger Sub or Anicom to suffer any material adverse consequence under, (i) any applicable Legal Requirement or Order, or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

6.7 Tax Opinion . Anicom shall have received an opinion from Katten Muchin & Zavis, dated the Closing Date, based upon certain factual representations of TWC Shareholders, TWC and Anicom, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by TWC, Anicom or Merger Sub as a result of the Merger.

6.8 No Material Adverse Change . From the date of this Agreement to the Effective Time, there shall not have been any event or development which results in a TWC Material Adverse Effect, nor shall there have occurred any event or development which could reasonably be likely to result in a TWC Material Adverse Effect in the future.

6.9 HSR Act . The waiting period specified in the HSR Act, including any accelerations or extensions thereof, shall have expired or been terminated.


7. CONDITIONS PRECEDENT TO TWC SHAREHOLDERS' OBLIGATION TO CLOSE

TWC Shareholders' obligation to consummate the Merger and to take the other actions required to be taken by TWC Shareholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by TWC Shareholders, in whole or in part):

7.1 Accuracy of Representations. Each of Anicom and Merger Sub's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

7.2 Merger Sub's Performance .

(a) Each of the covenants and obligations that Anicom or Merger Sub, as the case may be, is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(b) Merger Sub must have delivered each of the documents required to be delivered by Merger Sub pursuant to Section 1.10(b).

7.3 No Proceedings . There shall not be pending or threatened any material Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.4 Tax Opinion . TWC shall have received a written opinion from Bryan Cave LLP the Company, dated the Closing Date, based upon certain factual representations of TWC Shareholders, TWC and Anicom, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a)(2)(E) of the Code and that no gain or loss will be recognized by TWC Shareholders as a result of the Merger.

7.5 No Material Adverse Change . From the date of this Agreement to the Effective Time, there shall not have been any event or development which results in an Anicom Material Adverse Effect, nor shall there have occurred any event or development which could reasonably be likely to result in an Anicom Material Adverse Effect in the future.

7.6 HSR Act . The waiting period specified in the HSR Act, including any accelerations or extensions thereof, shall have expired or been terminated.

7.7 Registration Statement . The registration statement pursuant to Section 2.1 of the Registration Rights Agreement shall have been declared effective by the SEC and the Purchase Shares shall have been listed on the NASDAQ National Market.

7.8 Release Under The Goodstein Guaranties . Goodstein and his Affiliates shall have been released from (or Anicom shall have otherwise indemnified them from and against any and all liability with respect to) any and all of their obligations under the Goodstein Guaranties and Goodstein shall have received written instruments reasonably satisfactory to Goodstein executed by the creditor under or with respect to each Guarantee effectuating the foregoing.

7.9 Purchase of Vertex Technologies, Inc. Inventory . At the Closing, Anicom shall have purchased the Distribution Inventory (as defined in that certain Asset Purchase Agreement, dated as of May, 1997, by and between TW Cable, L.L.C. and Vertex Technologies, Inc., as assigned to TWC (the " Vertex Asset Purchase Agreement") for the Purchase Price (as defined therein).

8. TERMINATION

8.1 Termination Events . This Agreement may, by notice given prior to or at the Closing, be terminated only under the following circumstances (each, a " Permitted Termination"):

(a) by either Anicom or TWC Shareholders if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(b)(i) by Anicom if any of the conditions in Section 6 have not been satisfied as of the Closing Date or if satisfaction of any such condition is or becomes impossible (other than through the failure of Anicom or Merger Sub to comply with its obligations under this Agreement) and Anicom has not waived such condition on or before the Closing Date;

(ii) by TWC Shareholders, if any of the conditions in Section 7 have not been satisfied as of the Closing Date or if satisfaction of any such condition is or becomes impossible (other than through the failure of TWC Shareholders to comply with his obligations under this Agreement) and TWC Shareholders have not waived such condition on or before the Closing Date;

(c) by mutual consent of Anicom and TWC Shareholders;

(d) by TWC Shareholders if the Closing has not occurred on or before December 5, 1997; or

(e) by Anicom if the Closing has not occurred on or before December 31, 1997.

8.2 Effect of Termination . Each party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 12.1 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

9. POST-CLOSING COVENANTS

9.1 Tax Compliance . After Closing, the Parties agree to take or refrain from taking such further action as may be reasonably necessary to qualify the Merger as a reorganization under the provisions of Section 368(a) of the Code including, but not limited to, reporting the Merger as a reorganization on their respective Tax Returns.

9.2 Waiver of Pre-Existing Condition Limitations . After Closing, in the event Anicom transfers insurance coverage of TWC's post-closing employees into Anicom's insurance programs, Anicom shall use its Best Efforts to have any applicable pre-existing condition limitations waived with respect to such employees and will not effect any such transfer if any such condition is unable to be waived.

9.3 VTX/Vertex Inventory . The parties acknowledge that, in addition to the inventory described in Section 7.9 of this Agreement, VTX/Vertex currently owns certain inventory of wire and cable and related products (the " VTX Inventory"). Following the Effective Time, Goodstein, as the controlling shareholder of VTX/Vertex shall cause VTX/Vertex to offer to Anicom a right of first refusal to purchase the VTX Inventory in the Ordinary Course of Business during the twelve months following the Effective Time at a 17 1/2% discount to the book value thereof, and Anicom will use its commercially reasonable efforts to assist VTX/Vertex in selling the VTX Inventory.

9.4 Transfer of Insurance Coverage . As soon as reasonably practicable after the Closing, Goodstein shall use his Best Efforts to cause the transfer of insurance coverage of Howard Griffith from TWC's insurance policies to those of VTX/Vertex and the waiver of any applicable pre-existing condition limitations with respect thereto.

10. INDEMNIFICATION; REMEDIES

10.1 Survival . All representations and warranties in this Agreement, any supplements to the Schedules hereto, and any certificate or document delivered pursuant to this Agreement will survive the Merger until the first anniversary of the Effective Time, except that (a) the representations and warranties in Sections 2.3 and 2.11 will survive until all applicable statutes of limitation with respect to the Tax Returns or other matters set forth in such representation and warranty have elapsed, and (b) all representations and warranties in Sections 2.13, 2.21 and 2.22 shall survive until the second anniversary of the Effective Time.

The  right to  indemnification,  reimbursement,  or other  remedy  based on such
representations   and  warranties  will  not  be  affected  or  limited  by  any investigation conducted by Anicom or Merger Sub, as the case may be.

10.2 Indemnification and Reimbursement by TWC Shareholders . TWC Shareholders shall jointly and severally indemnify and hold harmless Merger Sub and Anicom and their employees, officers, directors, controlling persons, and Affiliates (collectively, the " Indemnified Persons"), and shall reimburse the Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, " Damages"), arising from or in connection with (a) any Breach of any representation or warranty made by TWC Shareholders or TWC in this Agreement without giving effect to any Supplement to any of the Schedules hereto, or any TWC Shareholders' Closing Document, (b) any Breach by TWC Shareholders or TWC of any covenant or obligation of TWC Shareholders or TWC in this Agreement or (c) the TWC Guaranties and any other liabilities or obligations arising from, in connection with or relating to VTX/Vertex, the VTX/Vertex Transactions or the VTX/Vertex Bankruptcy Proceedings.

10.3 Indemnification and Reimbursement by Anicom and Merger Sub . Anicom or Merger Sub, as the case may be, shall indemnify and hold harmless TWC Shareholders, and shall reimburse TWC Shareholders, for any Damages arising from or in connection with (a) any Breach of any representation or warranty made by Anicom or Merger Sub in this Agreement or in any certificate delivered by Merger Sub pursuant to this Agreement, (b) any Breach by Anicom or Merger Sub of any of their respective covenants or obligations in this Agreement, (c) Section 630 of the New York Business Corporation Law or (d) the Goodstein Guaranties.

10.4 Procedure for Indemnification -- Third Party Claims .

(a) Promptly after receipt by an indemnified party under Section 10.2 or 10.3 of notice of a claim against it (" Claim"), such indemnified party shall, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of such Claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

(b) If any Claim referred to in Section 10.4(a) is made against an indemnified party and it gives notice to the indemnifying party of such Claim, the indemnifying party will, unless the Claim involves Taxes, be entitled to participate in the defense of such Claim and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Claim and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Claim and provide indemnification with respect to such Claim), to assume the defense of such Claim with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Claim, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under such Section for any fees of other counsel or any other expenses with respect to the defense of such Claim in each case subsequently incurred by the indemnified party in connection with the defense of such Claim, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Claim, (a) it will be conclusively established for purposes of this Agreement that the claims made in that Claim are within the scope of and subject to indemnification; (b) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (i) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Claims that may be made against the indemnified party, and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (c) the indemnifying party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of a Claim and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Claim, the indemnifying party will be bound by any determination with respect to said Claim or any compromise or settlement effected by the indemnified party unless it objects in good faith as to whether such claim is properly within the scope of such indemnification.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Claim, but the indemnifying party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld). In the event that TWC Shareholders assume the defense of a Claim under this Section 10.4, Anicom hereby agrees and endeavors to cooperate, and to cause TWC to cooperate, in all reasonable respects with TWC Shareholders as they may reasonably request, which cooperation shall include, without limitation, making available business records, tax filings, documents or other information of TWC pertaining to, and employees (including employee time) of TWC having personal knowledge of, the circumstances relating to such Claim.

10.5 Procedure for Indemnification -- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

10.6 Escrow. Any amounts owed by TWC Shareholders to Anicom or Merger Sub shall be, on a non-exclusive basis, first paid from escrow pursuant to the terms of the Escrow Agreement.

10.7 Minimum Threshold. Neither party shall be required to indemnify and hold harmless the other party pursuant to this Agreement for any Claim(s) until such Claim(s) have a value, in the aggregate, of $400,000 (the " Basket"), at which time $200,000 of the first $400,000 of any such Claim(s) and one hundred percent (100%) of amounts in excess of $400,000 with respect to such Claim(s) shall then be owed.

10.8 Cap on Indemnity. Neither party's obligation(s) to indemnify and hold harmless the other party pursuant to this Agreement shall exceed $4,000,000 in the aggregate (the " Cap"); provided, however, that the obligations of Anicom or Merger Sub, as the case may be, under and with respect to Sections 10.3(c) and
(d) and Section 10.3(b) relating to any breach by Anicom of the covenants contained in the first sentence of Section 12.1, and the obligations of TWC Shareholders with respect to Section 10.2(a) relating to the representations and warranties in Section 2.3 and with respect to Section 10.2(c), shall not be subject to the Basket or the Cap. Each TWC Shareholder's respective liability to provide indemnification under this Agreement shall not exceed his pro rata portion of the Cap which shall be determined based upon the percentage interest such TWC Shareholder has in the Merger Consideration, and each TWC Shareholder's respective liability to provide indemnification with respect to any particular Claim shall not exceed his pro rata portion of such Claim determined based upon the percentage interest such TWC Shareholder has in the Merger Consideration.

10.9 Other Limitations. The amount of any Damages suffered by an Indemnified Person under this Agreement (and the amount for which such party may seek indemnification pursuant to this Article 10 on account of such Damages) shall be reduced by the amount, if any, of any insurance recovery received by such party from any insurance policy maintained by such party or its Affiliates, net of (i) reasonable expenses incurred by such party in obtaining such recovery and (ii) the present value of any insurance premium increase attributable to the claim underlying such recover, including retrospective premium adjustments.

10.10 Applicability to Palazzolo . For purposes of this Section 10 only, the term "TWC Shareholders" as used herein shall be deemed to include Palazzolo if and only if the Closing actually occurs.

11. DEFINITIONS

For purposes of this Agreement, the following terms have the meaning set forth below:

"Best Efforts"-- the good faith efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

"Breach"-- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

"Code" -- the Internal Revenue Code of 1986, as amended, or any successor law, and rules and regulations issued by the IRS pursuant to, or promulgated under, the Internal Revenue Code or any successor law.

"Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

(i) the merger of Merger Sub with and into TWC;

(ii) the execution, delivery, and performance of TWC Shareholders' Closing Documents and Merger Sub's Closing Documents; and

(iii) the performance by Merger Sub and TWC Shareholders of their respective covenants and obligations under this Agreement.

"Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Debt" -- means without duplication, the sum of (a) all indebtedness of TWC for borrowed money, (b) the principal portion of all obligations of TWC under capital leases, and (c) all commercial letters of credit and the maximum or face amount of all performance and standby letters of credit issued or bankers' acceptance facilities created for the account of TWC including, without duplication, all unreimbursed draws thereunder.

"Encumbrance" -- any claim, lien, pledge, charge, security interest, equitable interest, option, right of first refusal or preemptive right, condition, or other restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

"ERISA" -- the Employee Retirement Income Security Act of 1974, as amended, or any successor law.

"Escrow Agent" -- Harris Trust and Savings Bank, or such other financial institution as the parties shall mutually agree.

"Facilities" -- any real property, leaseholds, or other interests currently owned or operated by TWC (or any predecessor Person) and any buildings, plants, or structures currently or formerly owned, leased, or operated by TWC (or any predecessor Person).

"Fair Market Value" -- with respect to each Purchase Share, the average closing (last sale) price per share of Anicom's common stock for the ten trading days ending on the second trading day prior to the date upon which any such determination is being made (as quoted on the Nasdaq National Market or such other national exchange or quotation system upon which Anicom's common stock is then listed or quoted).

"Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" -- any:

(i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(ii) federal, state, local, municipal, foreign, or other government;

(iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or other entity and any court or other tribunal);

(iv) multi-national organization or body; or

(v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Substance" -- any substance that is now or will foreseeably be listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Legal Requirement, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"IRS" -- the United States Internal Revenue Service.

" Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter after due inquiry with the person or persons having supervisory responsibility over the matter in question. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter; provided, however, that, with respect to TWC, the term "officer" as used in the foregoing clause shall only include the TWC Shareholders.

"Legal Requirirement" -- any federal, state, local, municipal, foreign, or other constitution, ordinance, regulation, statute, treaty, or other law adopted, enacted, implemented, or promulgated by or under the authority of any
Governmental Body or by the eligible voters of any jurisdiction, and any agreement, approval, consent, injunction, judgment, license, order, or permit by or with any Governmental Body or to which Goodstein, Palazzolo or TWC is a party or by which Goodstein, Palazzolo or TWC is bound.

"Material Adverse Effect" -- with respect to a Person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations of such Person.

"Order" -- any award, injunction,  judgment, order, ruling, subpoena, or verdict
or  other   decision   entered,   issued,   made,  or  rendered  by  any  court,
administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

(i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

"Organizational Documents"-- (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (iii) any amendment to any of the foregoing.

"Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

"Proceeding" -- any suit, litigation, arbitration, hearing, audit, investigation, or other action (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Proprietary Rights" -- all proprietary information of TWC, including all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, and customer and supplier lists/accounts and related information and all other proprietary rights relating to the production, sale or service of products and the conduct of TWC's business.

"Related Person" -- with respect to a particular individual:

(i) each other member of such individual's Family; and

(ii) any Person that is directly or indirectly controlled by any one or more members of such individual's Family.

With respect to a specified Person other than an individual:

(i) any Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person; and

(ii) each Person that serves as a director, executive officer, general partner, executor, or trustee of such specified Person (or in a similar capacity).

For purposes of this definition, the "Family" of an individual includes (i) such individual, (ii) the individual's spouse and former spouses, (iii) any lineal ancestor or lineal descendant of the individual, or (iv) a trust for the benefit of the foregoing. A Person will be deemed to control another Person, for purposes of this definition, if the first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management policies of the second Person, (x) through the ownership of voting securities,
(y) through common directors, trustees or officers, or (z) by contract or otherwise.

"Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities Act" -- the Securities Act of 1933, as amended, or any successor law including the rules and regulations promulgated thereunder.

"Tax" -- any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, or interest), imposed, assessed, or collected by or under the authority of any Governmental Body.

"Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).

"VTX/Vertex Bankruptcy Proceedings" -- those proceedings involving VTX/Vertex in the U.S. Bankruptcy Court, Eastern District of New York at Westbury for relief under Chapter 11 of the U.S. Bankruptcy Code referred to as In Re: Vertex Technology, Inc. and VTX Electronics Corp., Case No. 897-80197-478 and 897-80197-479.

"VTX/Vertex Transactions" -- the transactions contemplated by the Vertex Asset Purchase Agreement and that certain Securities Purchase Agreement, dated January 10, 1997, by and among TW Cable and the persons identified therein.

12. GENERAL PROVISIONS

12.1 Expenses . Anicom agrees that it will reimburse TWC, or otherwise assume as a result of the Merger, up to $200,000 in reasonably documented fees and expenses of their legal counsel, accountants and investment advisors in connection with the Merger, regardless of whether a Merger is consummated, so long as TWC and TWC Shareholders have complied with the terms and conditions set forth in Sections 10 and 12 of that certain Letter of Intent dated November 4, 1997 between Anicom and TWC. Except as set forth in the preceding sentence, Anicom, on the one hand, and TWC Shareholders (to the extent the costs and expenses incurred by TWC exceed $200,000), on the other hand, will each be solely responsible for and bear all of its or their respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating the Merger and the Contemplated Transactions.

12.2 Notices . All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand; (b) when sent by telecopier, provided that a copy is mailed by U.S. certified mail, return receipt requested; (c) three days after sent by Certified U.S. Mail, return receipt requested; or (d) one day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Goodstein:                                            with a copy to:

         Edward Goodstein                    Bryan Cave L.L.P.
         606 Michelle Place                  245 Park Avenue
         North Woodmere, New York 11581-3040 New York, New York  10167-0034
                                             Attention:  Conrad Everhard, Esq.
                                             Telecopy No.: (212) 692-1900

Palazzolo:                                            with a copy to:

         Carl G. Palazzolo                   Bryan Cave L.L.P.
         18 Jefferson Avenue                 245 Park Avenue
         East Islip, New York  11730         New York, New York  10167-0034
                                             Attention:  Conrad Everhard, Esq.
                                             Telecopy No.: (212) 692-1900

Anicom and Merger Sub:                       with a copy to:

         Anicom, Inc.                        Katten Muchin & Zavis
         6133 North River Road               525 West Monroe Street
         10th Floor                          Suite 1600
         Rosemont, Illinois  60018           Chicago, Illinois  60661-3693
         Attention:  Scott C. Anixter        Attention:    Jeffrey R. Patt, Esq.
         Telecopy No.: (847)518-8791         Telecopy No.: (312) 902-1061

12.3 Further Assurances . The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of the Contemplated Transactions.

12.4 Waiver . The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

12.5 Entire Agreement and Modification . This Agreement supersedes all prior oral or written agreements between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all parties hereto.

12.6 Assignments, Successors, and No Third-Party Rights . Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Anicom may assign any of its rights under this Agreement to any Subsidiary of Anicom. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

12.7 Severability . If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.9 Section Headings, Construction . The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

12.10 Confidentiality of Agreements . The parties hereto will keep the terms of this Agreement and the other agreements contemplated by this Agreement confidential and will not, without the prior written consent of the other parties hereto, disclose such terms to any person or entity other than their accountants and attorneys who agree to be bound by this confidentiality provision, provided that this confidentiality obligation will terminate with respect to any information that becomes generally available to the public through no fault of the parties hereto or their accountants or attorneys.

12.11 Governing Law . This Agreement will be governed by and construed under the laws of the State of Illinois without regard to conflicts of laws principles. The parties hereto irrevocably consent to the personal jurisdiction of any state or Federal court of competent subject matter jurisdiction located (i) in Cook County, Illinois if Anicom or Merger Sub is the initial plaintiff in any action between the parties hereto or (ii) in Suffolk or New York County, New York, if TWC or TWC Shareholders are the initial plaintiffs in any action between the parties hereto.

12.12 Counterparts . This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.13 No Strict Construction . The language used in this Agreement will be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first written above.


ANICOM, INC.                               TWC ACQUISITION CORP.


By:/s/ Scott C. Anixter                    By:  /s/ Scott C. Anixter
Scott C. Anixter                           Scott C. Anixter
Chief Executive Officer                    Chairman



TW COMMUNICATION CORPORATION,
  a New York corporation




By: /s/ Edward Goodstein
                                           /s/ Edward Goodstein
    Edward Goodstein, President            Edward Goodstein, Individually







By: /s/ Carl Palazzolo
    Carl Palazzolo, Individually